Exhibit 10.14

                              DISTRIBUTOR AGREEMENT

        THIS DISTRIBUTOR AGREEMENT (this "AGREEMENT") is made and entered effective the 1st day of January, 1997, by and between The York Group, Inc., a Delaware corporation ("YORK") and __________________________, a
_______________________ corporation ("DISTRIBUTOR").

        WHEREAS, York is the manufacturer and/or distributor of finished caskets and of certain parts and components for caskets (finished caskets manufactured by York or its affiliated and associated companies and bearing the York brand, excluding cloth-covered caskets, are hereinafter referred to as the "PRODUCTS" or "YORK-BRAND CASKETS"); and

        WHEREAS, York desires to appoint Distributor as an Authorized York Distributor of York-brand Caskets in the Territory (as hereinafter defined) to Customers (as hereinafter defined), and Distributor desires to undertake and assume such duties upon the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                           CREATION OF DISTRIBUTORSHIP

        SECTION 1.1 TERM. York hereby appoints Distributor as an Authorized York Distributor for the Products in the Territory (as hereinafter defined), on the terms and subject to the conditions set forth herein, for an initial term of three years commencing on the date hereof (the "INITIAL TERM"), which shall automatically renew for successive three year terms (the "RENEWAL TERMS") (the Initial Term and all Renewal Terms are collectively referred to as the "TERM"), subject to early termination as provided in ARTICLE VI hereof. Either party may terminate this Agreement for any reason whatsoever as of the expiration of the Initial Term or any Renewal Term, as the case may be, by giving written notice to the other party at least six (6) months prior to the expiration of the Initial Term or any Renewal Term.

        SECTION 1.2 TERRITORY. (a) York hereby assigns to Distributor the territory set forth on EXHIBIT A (the "TERRITORY"). York and Distributor agree that during the Term, York will not assign any part of the Territory as the territory of any other distributor of the Products, and Distributor will not promote, sell, solicit, or take orders for the Products directly or indirectly outside the Territory, in each case except (i) as expressly provided herein or on EXHIBIT A; (ii) in connection with the terms of applicable York Programs (as hereinafter defined); and (iii) as provided in SECTION 1.8 or SECTION 8.1. No territorial assignment is made hereby with respect to anything other than the Products.

        (b) If any of the provisions of subparagraph (a) above are or shall be prohibited under any lawful statute or regulation of any state, such terms of subparagraph (a) shall not apply in such state and, in lieu thereof, the provisions of this subparagraph (b) shall apply. In such event, York hereby appoints Distributor as an Authorized York Distributor of York-brand Caskets to Customers in the Territory as Distributor's primary area of responsibility. Distributor hereby accepts such appointment and agrees to exercise its best efforts to promote, sell and serve York-brand Caskets in the Territory and will concentrate its efforts in that primary area of responsibility.
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        (c) Distributor's appointment hereunder is for distribution by
Distributor solely in the United States, and any sale or other transfer of Products by Distributor outside the United States requires the prior written consent of York.

        SECTION 1.3 CUSTOMERS. York hereby appoints Distributor as a distributor for the Products solely to firms or buying groups whose sole or primary business is funeral service ("CUSTOMERS"), except as expressly provided otherwise in this Agreement.

        SECTION 1.4 MINIMUM PURCHASES. During the Term, York agrees to sell to Distributor and Distributor agrees to purchase from York at least 80% of Distributor's total requirements of finished caskets (excluding cloth-covered caskets) which Distributor collectively purchases from (i)York and (ii) any supplier other than York that is not an Affiliated Supplier (as hereinafter defined). For purposes of this Agreement, "AFFILIATED SUPPLIER" shall mean an entity (i) in which Distributor maintains a 17% or greater ownership interest, and (ii) whose finished caskets are composed 100% of York-manufactured parts and components, except for those parts and components which York does not manufacture or does not sell at reasonably competitive prices and terms. For purposes of this Section, the 100% requirement shall be defined in terms of completed assembly kits, including, but not limited to, stampings, beds, locks, hinges, support braces, fabric and hardware. Distributor shall provide to York annually within 60 days after the expiration of each calendar year of the Term a categorized report setting forth Distributor's total sales by funeral home of each of the following: York-brand Caskets, Affiliated Supplier caskets, and caskets obtained from any supplier other than York or Affiliated Suppliers. The requirements in this Section are hereinafter referred to as "MINIMUM PURCHASE REQUIREMENTS."

        SECTION 1.5 MARKET SHARE GROWTH. Annually during the Term, Distributor agrees to increase its market share of Products sold by the amount(s) set forth on EXHIBIT B as the Target Non-National Account Market Share (the "MARKET SHARE GROWTH REQUIREMENT"). The Market Share Growth Requirement is calculated in terms of the number of Products sold to Customers in Territory or Sub-Areas (as herein after defined) which are determined by York not to be National Accounts (as hereinafter defined), divided by the number of caskets estimated to be used by all Customers in the Territory or Sub-Areas, as appropriate, which are determined by York not to be National Accounts. York and Distributor agree that the estimates and projections of total deaths, casketed deaths, National Account funerals and National Account casketed funerals represent reasonable estimates or projections and are applied on an appropriately consistent basis for their use in establishment of Market Share Growth Requirements; any dispute or inconsistency with respect thereto shall be reasonably determined by York. EXHIBIT B shall be updated annually as described therein. "NATIONAL ACCOUNT" shall mean a firm, cooperative buying group or professional association with a volume of 5,000 or more funerals per calendar year, as reasonably determined by York, or a firm, cooperative buying group or professional association with a lesser volume which has been designated by York as eligible for the National Account program.

        SECTION 1.6 ANNUAL MINIMUM PURCHASE REQUIREMENT AND MARKET SHARE GROWTH REQUIREMENTS. Within 60 days after receipt of sales reports required pursuant to
SECTION 1.4 and other sales data sufficient to calculate market share and market share growth from Distributor, York shall review Distributor's results in terms of Minimum Purchase Requirements and Market Share Growth Requirements. If during the relevant year, any of the requirements have not been met, York may either terminate the Agreement or modify the Distributor's requirements for the next calendar year of the Term. If the Distributor does not agree with York's decision and believes that causes beyond its control account for the shortfall from the requirements, Distributor may request to have the matter submitted to binding arbitration. In such event, the Distributor shall request the York Distributors Association ("YDA") to designate a third party, who is a member of the YDA and who does not have a direct interest in the matter submitted for arbitration, to act as arbitrator; provided, however, that should York not approve of
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the YDA member so designated, then the YDA member and York shall choose a third party arbitrator. The arbitrator so chosen shall (i) determine whether York may terminate the Agreement or (ii) propose new requirements for the Distributor. The requirements proposed by the arbitrator shall apply to this Agreement for the calendar year with respect to which the determination is made. The costs and expenses of such arbitration shall be allocated equally between the parties. EXHIBIT B shall then be amended to reflect the revised requirements.

        SECTION 1.7 INSUFFICIENT SUPPLY AND PRODUCTION. In the event York fails to or cannot supply the number of Products required to meet Distributor's purchases hereunder, York will endeavor to designate one or more associate supplier (the "ASSOCIATE SUPPLIER") to provide caskets of comparable quality to Distributor. York will endeavor to designate an Associate Supplier who is an Affiliated Supplier, if such Affiliated Supplier provides products at competitive prices and terms. Under such circumstances, purchases by Distributor from the Associate Supplier shall be deemed to be purchases from York for purposes of the Minimum Purchase Requirement. If York does not or cannot designate an Associate Supplier, the Minimum Purchase Requirement will be adjusted to the extent of the shortfall for the period in which York does not or cannot deliver the Products. The terms of sale between Distributor and the Associate Supplier shall be determined by Distributor and the Associate Supplier, and York will have no responsibility or liability therefor.

        SECTION 1.8 ANNUAL MINIMUM SUB-AREA MARKET SHARE. If in any sub-areas within the Territory or any combination thereof as described in EXHIBIT B ("SUB-AREAS"), Distributor's market share with Customers who are not National Accounts shall fall below the minimum market share as specified on EXHIBIT B (the "MINIMUM NON-NATIONAL ACCOUNT MARKET SHARE"), York may at its sole discretion assign any such Sub-Area to another distributor. Any such reassignment by York shall not effect Distributor's rights under this Agreement with respect to Distributor's remaining Sub-Areas within the Territory.

        SECTION 1.9 MARKET SHARE INCENTIVE. So long as Distributor meets the Minimum Purchase Requirements, if annual sales of York-brand Caskets in any Sub-Area, excluding sales to National Accounts, exceed the Target Non-National Account Market Share as set forth on EXHIBIT B, York shall pay a market development allowance to Distributor of not less than one percent (1%) of all sales for the relevant period based on the gross invoice price of the Product. Distributor shall submit to York all sales data and information necessary to determine Distributor's market development allowance within 60 days after the expiration of each calendar year. Any such market development allowance shall be paid by York to Distributor within 60 days of receipt and confirmation by York of all necessary sales data and information.

                                   ARTICLE II
                        PRICES, PAYMENT AND TERMS OF SALE

        SECTION 2.1 PRICES. Prices charged to Distributor for Products will be established by York. Prices may be adjusted at any time to include price increases or decreases from time to time in York's sole discretion upon 30 days prior notice to Distributor. All Products shipped after the date of any price change will be invoiced at the new price. York will endeavor to have only one general price increase for Products per calendar year during the Term; provided, however, Distributor acknowledges that York may have general price increases on a more frequent basis as a result of shortage of raw materials or other supplies, or increase in the price thereof, labor disputes, strikes, boycotts, acts of God or the elements, government regulations or other matters beyond York's control.

        SECTION 2.2 PAYMENT. The terms of payment for the Products shall be net cash in 30 days from date of invoice, or 5% cash discount for payment postmarked within 19 days from the date of York's
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invoice. A charge of 1 1/2% per month, or the maximum nonusurious interest rate, if lower, may be assessed on all overdue accounts. In addition, York, in its sole discretion, may withhold shipment of Products from Distributor if it has any overdue accounts.

        SECTION 2.3 ORDERS. All orders for the Products shall be placed with York in the manner and by use of such forms and procedures as may be established by York from time to time.

        SECTION 2.4 ACCEPTANCE AND AVAILABILITY. All Distributor orders are subject to acceptance by York. All accepted orders shall be processed, shipped and filled at such locations as York may designate. Once an order is accepted by York, York shall endeavor to ship all commercially reasonable orders within a commercially reasonable time or such other time as agreed in writing between York and Distributor. Distributor agrees not to cancel any orders by reason of shipment of part thereof pursuant to any allocation method decided upon by York from time to time as such order applies to the part thereof shipped by York. York shall not be liable in any manner for loss or damage arising out of rejection of any order, or any delay or default in shipment or delivery.

        SECTION 2.5 DELIVERY AND RISK OF LOSS. All shipments of Products will be F.O.B. point of manufacture. Distributor will pay all freight charges on the Products delivered to Distributor. All carriers utilized for delivery of any of the Products to Distributor, even if the carrier is selected by York, shall be deemed the agents of Distributor and all risk of loss shall immediately pass to Distributor upon delivery of the Products to carriers for shipment to Distributor. If delivery is made on York-owned trucks, Distributor shall pay all freight charges and York shall assume the risk of loss only with respect to any actual damage to the Products occurring during transit. For payment terms, the invoice date shall be the date of shipping.

        SECTION 2.6 NO MODIFICATION. Distributor agrees that Distributor will not modify or alter any Product or any packaging or literature relating to any Product without the prior written approval of York; provided, however, that Distributor may modify or alter Product interiors with respect to fabric and decoration and may make routine repairs and touch-ups to Products so long as the modification, alteration, repair or touch-up does not affect any York Mark (as hereinafter defined). In the event Distributor modifies, alters, repairs or touches-up the Product, packaging or literature in a manner not authorized by this Section (the "UNAUTHORIZED MODIFICATION"), Distributor agrees to defend, indemnify and hold York harmless from any claims and expenses whatsoever resulting from the Unauthorized Modification. Other than for an inadvertent and nonrepetitive Unauthorized Modification, York may view breach of this paragraph as a material default and terminate this Agreement pursuant to SECTION 6.2.

        SECTION 2.7 CREDIT AND SECURITY INTEREST. Distributor acknowledges and agrees that York is not obligated to extend credit to Distributor or assist Distributor in obtaining credit. In the event York sells the Products to Distributor on credit, such credit shall be provided upon terms and at such interest rates as determined in the discretion of York. Distributor agrees that York may in its discretion apply, reapply or transfer any payments made by, or credit due, Distributor against the oldest item of account or indebtedness owed to York by Distributor. York may stop any unpaid shipment in transit without notice to Distributor. Distributor hereby grants to York a security interest in all Products sold to Distributor and all proceeds thereof for which the full purchase price has not been paid until the full purchase price has been paid therefor. Distributor agrees to do or cooperate in the doing of all acts necessary to perfect and maintain such security interest.

        SECTION 2.8 TAXES. All taxes (excluding York's income and franchise taxes) and other charges of any such kind on the value or use of Products and on other items including, without limitation, cartons, containers, equipment and other property of York, which may be levied upon or assessed while such
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Products or property is in the use or possession of Distributor shall be the responsibility of and paid by Distributor, whether directly or through York.

        SECTION 2.9 SHIPMENT LOCATION. York will ship the Products to Distributor only at the address indicated on the order accepted by York.

                                   ARTICLE III
                       OWNERSHIP, MANAGEMENT AND FINANCIAL
                           INFORMATION OF DISTRIBUTOR

        SECTION 3.1 OWNERSHIP. Distributor and York agree that in order to create an effective and stable distribution network, controlling ownership of Distributor must be continuous and disclosed to York at all times. Distributor agrees that all persons owning an interest in Distributor shall be disclosed to York. Accordingly, Distributor, acknowledging that York is relying on this representation, represents that Distributor is wholly-owned by the persons in the percentages set forth opposite their respective names set forth in EXHIBIT C.

        SECTION 3.2 CHANGES IN OWNERSHIP. Distributor agrees to notify York of any proposed change, directly or indirectly, in the ownership of any interest, beneficial or otherwise, in Distributor. Upon receipt of notice of any proposed change in ownership that would result in a change in control of Distributor (whether in any single transition or series of related transactions), York shall have 30 days within which to provide written notice of its acknowledgment of such change. In the event York provides written notice of acknowledgment or fails to provide notice of acknowledgment within such 30-day period, such proposed change in ownership shall be deemed acknowledged by York, subject to the rights of York as specified in SECTION 3.3 hereof. Upon a change in ownership deemed acknowledged by York, if York does not exercise its rights under SECTION 3.3, EXHIBIT C shall be amended to reflect the new ownership. If within such 30-day period York sends to Distributor a notice of rejection of acknowledgment, then any such change in ownership shall constitute a material default under this Agreement and result in termination of this Agreement as set forth in SECTION 6.2. For purposes of this Section, a person shall be deemed in "control" if that person has the right to vote 25% or more of the voting securities of Distributor or is entitled to receive 25% or more of the net profits of Distributor or is otherwise able to direct or cause the direction of the management or policies of Distributor. Notwithstanding any of the foregoing, the owners of Distributor as set forth on EXHIBIT C shall be permitted to transfer their interest in Distributor to their spouses and lineal descendants without giving rise to the acknowledgment rights of York as previously set forth.

        SECTION 3.3 RIGHT OF FIRST REFUSAL. Distributor agrees that in the event any direct or indirect owner or beneficial owner of any interest in Distributor shall sell, offer to sell, or transfer such interest, or Distributor shall sell, offer to sell, dispose of or transfer all or any substantial part of its assets, in each such case to any person other than Distributor, the persons specified in EXHIBIT C or the respective spouses and/or lineal descendants of such persons, York shall have the right of first refusal, which shall be an option to purchase such interest or such assets at the price and on the same terms and conditions as offered to or by such third party. In the event of any such proposed sale, disposition or transfer, Distributor shall provide written notice to York specifying the party to whom such interest or such assets are proposed to be sold or transferred, the terms and conditions of the sale or transfer, including the price thereof, and any other information about the sale, disposition and transfer commercially reasonably required by York to assess the proposed sale or transfer, and offering to sell or transfer such interest or such assets to York on such terms and conditions. York shall have 60 days after its receipt of Distributor's offer to accept or reject such offer. York shall have the right reasonably to inspect the business, assets and financial records of Distributor during such 60-day period. If York accepts the offer, the parties shall expend commercially reasonable efforts to consummate the sale or transfer within 60 days after York's acceptance of the offer. York's right of first refusal shall extend to any and all sales, offers to sell, purchase, or transfer, or transfers other than transfers by will or the laws of descent and distribution, of such interest or such assets made or attempted during the Term. In the event York approves any sale or transfer of any interest in or all or any substantial part of the assets of Distributor to any third party, such third party shall be subject to the provisions of this Section. Any refusal by York to exercise its right of first refusal shall not be deemed to be acknowledgment or approval of any transfer of any interest(s) or all or any substantial part of the assets of Distributor to any third party.

        SECTION 3.4 MANAGEMENT. Distributor acknowledges that in order to create an effective and stable distribution network, York has advised Distributor that certain Key Executive Offices (as hereinafter defined) must be held continuously by the corresponding persons set forth in EXHIBIT D. Distributor agrees that all executive officers shall be disclosed to York. Distributor, acknowledging that York is relying on this representation, represents that the persons with the titles set forth opposite their respective names set forth in EXHIBIT D are the executive officers of Distributor.

        SECTION 3.5 CHANGES IN MANAGEMENT. Distributor agrees to notify York of any proposed changes, directly or indirectly, in any of its executive officers. Upon notice of any proposed change in the offices of chief executive officer, president, principal financial officer, principal operating officer or principal marketing officer (the "KEY EXECUTIVE OFFICES"), York shall have 30 days within which it may provide written notice of its acknowledgment of such change. In the event written notice of acknowledgment is provided by York or no written notice is provided within such 30-day period, any proposed change in the Key Executive Offices shall be deemed acknowledged by York. Upon a change in any Key Executive Office of Distributor deemed acknowledged by York, EXHIBIT D shall be amended to reflect the new executive officers of Distributor. If within such 30-day period York sends to Distributor a notice of rejection of acknowledgment, then any such change in a Key Executive Office shall constitute a material default under this Agreement and result in termination of this Agreement as set forth in SECTION 6.2.

        SECTION 3.6 FINANCIAL INFORMATION. Distributor agrees to maintain and employ, in connection with its business pursuant to this Agreement, adequate net working capital and ownership equity in amounts commercially reasonably satisfactory to York and to maintain a line of credit with a bank or financial institution or other method of financing commercially reasonably acceptable to York necessary to perform Distributor's obligations pursuant to this Agreement. Distributor will submit to York a summary of its line of credit or other arrangement specifying the terms and conditions thereof, including, without limitation, total dollar amount, compensating balance requirements, commitment fees and limitations as to utilization, and any changes to the foregoing shall be submitted by written notice as incurred. If York extends credit to Distributor during the term of this Agreement, Distributor shall either (a) submit to York full and complete financial and operations statements, audited or unaudited, including, without limitation, balance sheets, income statements and statements of cash flows, prepared in accordance with generally accepted accounting principles within 90 days after the end of Distributor's fiscal year or (b) in lieu thereof establish a letter of credit or similar financial arrangement in an amount and form reasonably satisfactory to York.

                                   ARTICLE IV
                                  MARKS OF YORK
        SECTION 4.1 OWNERSHIP OF MARKS. Distributor acknowledges York's exclusive ownership of York's trademarks, trade names, servicemarks, copyrights, patents, brand names, labels, symbols or other proprietary rights (collectively, the "MARKS"), as well as the validity of the registrations thereof, if any.

Distributor has not paid and will not pay any fee to York in connection with this Agreement, the Marks, or otherwise. Nothing contained in this Agreement or otherwise shall be construed as an assignment of the Marks to Distributor. Distributor shall use the Marks in such a manner so as best to preserve York's interests in the Marks, and Distributor shall not acquire any right or interest, legal, equitable or otherwise, in the Marks by any such use or by any means other than by specific written assignment of such rights or interests by York. Any good will or other benefits derived from the use of the Marks by Distributor shall inure solely to the benefit of York.

        SECTION 4.2 USE OF MARKS. Distributor will sell the Products under the Marks and will not alter, conceal or remove any markings or labels affixed to the Product by York. Distributor will not sell any caskets under any Mark of York which are not Products of York. All use of and reference to the Marks shall conform with proper trademark, servicemark, copyright and patent practice and with such instructions and policies as York shall provide from time to time. Without in any manner limiting the foregoing, Distributor will not use any Mark of York in connection with a casket assembled from an assembly kit purchased from York without York's written authorization. Distributor will immediately cease all use of the Marks upon the earlier of the expiration or termination of this Agreement or receipt of written request to do so from York. Distributor shall not, at any time during or after the Term, register or use any mark that is similar to a Mark by itself or in combination with any other words, symbols or designs without the express written authorization of York.

                                    ARTICLE V
                       OBLIGATIONS OF DISTRIBUTOR AND YORK

SECTION 5.1 OBLIGATIONS OF DISTRIBUTOR. Distributor shall at all times during the Term perform as follows, and Distributor agrees that any failure to so perform shall constitute a material default under this Agreement:

        (a) Prepare all Products according to then current instructions from York before delivery to Distributor's Customers and to National Accounts and maintain adequate service and product preparation facilities for the Products;

        (b) Cooperate fully with York in fulfilling York's service and warranty obligations;

        (c) Use its good faith best efforts actively and aggressively to sell and promote the sale of the Products;

        (d) Use its good faith best efforts actively and aggressively to support Programs established by York or any York subsidiary, association or foundation, including, without limitation, The York Children's Foundation;

        (e) Periodically work with York in analyzing growth opportunities and developing marketing, sales and service strategies for the Products;

        (f) Investigate and report to York any service and warranty claims or any lawsuit, claim, or other complaint that may arise in connection with the Products sold by Distributor;

        (g) Abide by the policies set forth by York from time to time for Distributor to follow certain procedures when returning Products to a manufacturing facility;

        (h) Maintain at least $2,000,000 liability insurance coverage which addresses the risks
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associated with its distribution business, which names York as an additional insured, and supply to York at least once each calendar year a certification by the insurer evidencing such insurance and agreeing that such insurance will not be canceled without 30 days prior written notice to York;

        (i) Submit sales data sufficient for York to calculate market share and market share growth in the Territory and in Sub-Areas within that Territory;

        (j) Utilize York-provided or specified information systems as commercially reasonable; and

        (k) Follow good business practices and comply with all laws and regulations applicable in the Territory, including those dealing with the sale and distribution of the Products purchased or sold pursuant to this Agreement.

        SECTION 5.2 OBLIGATIONS OF YORK. York shall at all times during the Term perform as follows, and York agrees that any failure to so perform shall constitute a material default under this Agreement:

        (a) Assist Distributor in marketing and promoting the sale of the Products;

        (b) Maintain a written warranty policy with respect to Products;

        (c) Provide Distributor with marketing, sales and promotional materials and such sales and marketing assistance and support as Distributor may commercially reasonably request at a commercially reasonable cost to Distributor;

        (d) Inspect all Products before shipment to Distributor and accept Products with material defects for either repair or replacement in accordance with its written warranty policy;

        (e) Use commercially reasonable efforts to develop new products and to provide such new products to Distributor;

        (f) Periodically work with Distributor in analyzing growth opportunities and developing marketing, sales and service strategies for the Products utilizing external market data and sales and market data provided by the Distributor;

        (g) Provide Distributor with access to preneed insurance programs to the extent otherwise provided by York and for which Distributor is eligible;

        (h) Permit Distributor to participate in Programs established by York or any York association or foundation, including without limitation, the York Children's Foundation, to the extent Distributor meets eligibility criteria for support and such programs are continued by York; and

        (i) Provide access to sales and marketing support, tools and systems, logistics support, tools and systems and accounting support, tools and systems, each on a basis commercially reasonable to York and to Distributor.

        SECTION 5.3 YORK PROGRAMS. York and Distributor recognize that York may, from time to time, in its sole discretion, establish programs designed to promote the effective distribution of Products. These programs may include, without limitation, marketing, promotional, pre-need sales, and incentive programs, and certain programs and standards for National Accounts and other key accounts (the programs and the standards are collectively referred to as "PROGRAMS"), for which Distributor may be eligible to participate. Distributor hereby agrees to fully comply and observe all terms, conditions and requirements of any and all Programs, as modified by York from time to time, in which Distributor elects to participate and for which Distributor is eligible to participate. Distributor further agrees that with respect to any and all Programs for which Distributor either is not eligible or elects not to participate, York may designate, in its sole discretion, another distributor to participate in such Program within Distributor's Territory. If Distributor elects to participate in a Program and continues to meet the eligibility requirements for such Program as established by York from time to time, York will not remove Distributor from participation in such Program unless required by a Customer or a circumstance of similar significance arises making it advisable, in York's sole opinion, to remove Distributor from participation.

                                   ARTICLE VI
                                   TERMINATION

        SECTION 6.1 TERMINATION FOR NONPAYMENT. If Distributor materially defaults in the payment of any amounts due hereunder and fails to cure such default within 15 days after receiving written notice specifying such default, then York may immediately terminate this Agreement by written notice to Distributor.

        SECTION 6.2 TERMINATION FOR CAUSE. If either party materially defaults in its performance of this Agreement, except for nonpayment of amounts due to York, and fails to cure such default within 30 days after receipt of written notice specifying such default, then the other party may terminate this Agreement by written notice to the other party; PROVIDED, HOWEVER, that if the default is of a nature that cannot reasonably be cured within 30 days and the defaulting party commences substantially to cure the default within 30 days after receipt of such written notice, the defaulting party shall have 60 days after the receipt of such written notice to cure the default before the other party may terminate this Agreement.

        SECTION 6.3 TERMINATION FOR INSOLVENCY. If either party (a) voluntarily suspends transaction of business; (b) becomes insolvent or unable to pay any indebtedness as it matures; (c) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (d) makes an assignment for the benefit of creditors; (e) applies for or consents to the appointment of a receiver or trustee for it or for any substantial portion of its property; (f) makes an assignment to an agent authorized to liquidate any substantial part of its assets; (g) has an involuntary case commenced against it with any court or other authority seeking liquidation, reorganization or creditor's arrangement; (h) by an order of any court or other authority, has appointed any receiver or trustee for it or for any substantial portion of its property; or (i) has a writ or warrant of attachment or any similar process issued by any court or other authority against any substantial portion of its property and such involuntary petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off, within 30 days after its entry or levy, then the other party may terminate this Agreement immediately by written notice to the other party.

        SECTION 6.4 NO WAIVER OF TERMINATION RIGHT. No delay on the part of either party to declare this Agreement terminated shall constitute a waiver or estoppel of such right, and no waiver by either party of any default under or breach of this Agreement shall be deemed a waiver of such party's right to declare this Agreement terminated as to subsequent defaults by the other party. The termination of this Agreement by either party pursuant to this Article shall not be deemed to limit any other rights or remedies such party may have as a result of the other party's default hereunder or breach hereof.

        SECTION 6.5 OBLIGATIONS UPON TERMINATION. Upon termination of this Agreement for any reason:

        (a) Distributor shall within ten (10) days remove all references to York and the Marks from Distributor's place or name of business, listings, letterheads, catalogs, advertising and other literature, and shall not thereafter use any trademark, trade name, servicemark, brand name, label or symbol which gives or may give the impression that the relationship between the parties under this Agreement still exists, or do any other act tending to impair or damage the Marks. Distributor will immediately cease to use, and promptly will release and deliver to York all advertisements, signage, displays or other advertising materials bearing references to the Products or York in Distributor's possession or control.

        (b) Distributor shall within ten (10) days pay to York all amounts due to York.

        (c ) All orders for the Products which have not been shipped or delivered, at the option of either party, may be canceled without liability upon the effective date of termination. If York elects to fill Distributor's orders, York shall do so only to the extent consistent with Distributor's history of purchases for a like period, and York may require advance payment for such orders.

        (d) York shall have the option for ten (10) days after the effective date of the termination to purchase, and Distributor agrees to sell to York if such option is exercised, all or any part of Distributor's inventory of salable Products at Distributor's laid in cost plus commercially reasonable handling costs incurred by Distributor on such repurchase. At the direction of York, Distributor shall ship, at York's expense, such Products F.O.B. Distributor's facility or permit such Products to be picked up at Distributor's facility.

        (e) Distributor agrees and acknowledges that any goodwill associated with York and the Products is the exclusive property of York. Distributor agrees that it will not act in any manner detrimental to the sale and distribution of the Products or to the reputation or goodwill of York or the Products.

                                   ARTICLE VII
                          LIABILITY AND RELATED MATTERS

        SECTION 7.1 LIMITATION ON LIABILITY. THE EXCLUSIVE MEASURE OF DAMAGES RECOVERABLE BY EITHER PARTY FROM THE OTHER PARTY UNDER THIS AGREEMENT, WHETHER ARISING BY NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE, SHALL NOT INCLUDE ANY AMOUNTS FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY PARTY, INCLUDING THIRD PARTIES, EVEN IF SUCH DAMAGES ARE FORESEEABLE.

        SECTION 7.2 WARRANTY. YORK'S WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE DESIGN, MATERIALS, WORKMANSHIP, MERCHANTABILITY, FITNESS FOR PURPOSE AND PERFORMANCE OF ITS PRODUCTS, SHALL BE LIMITED EXCLUSIVELY TO THOSE SPECIFICALLY EXPRESSED IN WRITING FROM TIME TO TIME BY YORK. ANY SUCH WARRANTY SHALL RUN DIRECTLY FROM YORK TO THE ULTIMATE CONSUMER OF THE PRODUCTS AND SHALL NOT BE ENLARGED, DIMINISHED OR OTHERWISE ALTERED OR AMENDED IN ANY MANNER BY DISTRIBUTOR. DISTRIBUTOR SHALL MAKE NO REPRESENTATION REGARDING YORK'S WARRANTY, IF ANY, COVERING THE PRODUCTS BUT SHALL REFER ITS CUSTOMERS TO YORK'S PRINTED WARRANTY STANDARD IN EFFECT AT THAT TIME, IF ANY. AS BETWEEN YORK AND DISTRIBUTOR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, YORK DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAINED IN OR DERIVED FROM THIS AGREEMENT, ANY OF THE EXHIBITS ATTACHED HERETO OR IN ANY OTHER MATERIALS, BROCHURES, PRESENTATIONS OR OTHER DOCUMENTS OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES

OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII
                                     GENERAL

        SECTION 8.1 DISTRIBUTION BY YORK; ASSIGNMENT OF ACCOUNTS. Distributor understands and acknowledges that, notwithstanding the assignment of the Territory or Sub-Area to Distributor, York may own or operate any distribution business selling Products in the Territory or Sub-Area, or otherwise sell or distribute Products in the Territory or Sub-Area, as follows: (a) as necessary or appropriate in connection with the acquisition of a business by York or its subsidiaries; (b) in the event the Minimum Non-National Account Market Share is not met; (c) in connection with York Programs; and (d) to address Product shortages or delivery problems. For a Territory, Sub-Area or portion thereof which is not exclusive, York may assign Customers or accounts to Distributor or other distributors as it shall reasonably determine from time to time in accordance with the procedures and/or criteria set forth on EXHIBIT B.

        SECTION 8.2 CONFIDENTIAL INFORMATION. The parties acknowledge that during the Term and thereafter, either party may disclose to the other party from time to time certain of its business product pricing, financial, marketing, technical and other proprietary and sensitive information. Both parties shall use commercially reasonable efforts to keep confidential any and all information concerning customers, trade secrets, methods, processes or procedures and any other confidential, financial and business information (the "CONFIDENTIAL INFORMATION") of the other party with the same standard of care as it uses for its own Confidential Information. Neither party shall disclose the other party's Confidential Information to any third party without the prior written consent of the other party, except that both parties agree that the other party may disclose the first party's Confidential Information to the other party's auditors, to governmental authorities having jurisdiction over the other party, or as otherwise required by applicable law. Confidential Information of either party shall not include information which (a) is in the public domain, (b) is previously known or independently developed by the receiving party, (c) is acquired by the receiving party from any third party having a right to disclose such information or (d) the receiving party is obligated to produce under a court or governmental order. The obligations of the parties under this Section shall survive termination of this Agreement.

        SECTION 8.3 INJUNCTIVE RELIEF. The parties acknowledge that a breach by either party of this Agreement will give rise to irreparable injury to the other party, inadequately compensable in damages. Accordingly, the parties hereby consent to the obtaining by the other party of injunctive relief against the breach or threatened breach of the undertakings of the parties contained in this Agreement. The parties further agree that such an order so enjoining a party may be issued pending final determination thereof without the requirement to post bond. The obligations of the parties under this Section shall survive the termination of this Agreement.

        SECTION 8.4 WAIVER. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

        SECTION 8.5 RELATIONSHIP OF THE PARTIES.

        (a) This Agreement shall not be construed to make one party or any of its directors, officers, stockholders or employees an agent, partner, joint venturer, employee, franchisee or any other legal representative of the other party, and no party has a fiduciary duty or other similar relationship to the other. Neither party nor its representatives shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner, in the name or on behalf of the other party, or to make any promises, warranty or representation binding on the other party with respect to its products or services except as specifically permitted herein. Distributor expressly agrees to market the Products as an independent contractor or vendor buying and selling for its own account and not as an agent, partner or joint venturer of York.

        (b) Distributor acknowledges and agrees that any amount spent by Distributor in the performance of this Agreement, including, without limitation, the establishment and maintenance of existing and/or additional sales, management, warehouse, administrative or other personnel, warehouse space, advertising and promotion costs, or any other expenditure or lost opportunities related to the performance of this Agreement, shall be spent or incurred by Distributor with the knowledge that this Agreement may be terminated as herein provided, and Distributor shall not make any claim against York, nor shall York be liable to Distributor, with respect to Distributor's investment, nor for any amounts spent or costs incurred as aforesaid in anticipation of the continuance of this Agreement.

        SECTION 8.6 FORCE MAJEURE. (a) York shall not incur liability to Distributor or be deemed in default under this Agreement on account of delays or inability to ship Products or other failures to perform its obligations hereunder occasioned by force majeure, labor disputes, strikes, boycotts, shortages, acts of God or the elements, government regulations or other matters beyond York's control.

        (b) Distributor shall not incur liability to York or be deemed in default in performing its obligations under this Agreement, if such default is occasioned by force majeure, labor disputes, strikes, boycotts, shortages, acts of God or the elements, government regulations or other matters beyond Distributor's control, provided that during the pendency of such force majeure event York may take such actions as it deems necessary or appropriate with regard to Products and Customers in the Territory and in no event will this force majeure provision apply to any payment obligation of Distributor or obligations under ARTICLE II.

        SECTION 8.7 ENTIRE AGREEMENT. This Agreement, including any Exhibits hereto, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.

        SECTION 8.8 BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the parties named herein and to their respective successors and assigns. Distributor acknowledges that York has a vital interest in the identity, control and management of the entities that are authorized to sell the Products. Neither this Agreement nor any of the rights, interests or obligations hereunder of Distributor may be assigned by Distributor, without the prior written consent of York, and any such attempted assignment shall be null and void. A change of control, direct or indirect, of Distributor shall constitute an assignment for purpose of this Agreement.

        SECTION 8.9 SEVERABILITY. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

        SECTION 8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        SECTION 8.11 HEADINGS. The Agreement headings herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

        SECTION 8.12 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered if sent by telecopy, prepaid courier, express mail or personal delivery or three days after mailing, registered or certified mail, postage prepaid, return receipt requested, to the following addresses and telecopier numbers:

If to York:

               The York Group, Inc.
               9430 Old Katy Road
               Houston, Texas 77055
               Attention: General Counsel
               Telecopier: (713) 984-5517

If to Distributor:

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section.

        SECTION 8.13 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law. Harris County, Texas shall be the proper place of venue for all actions relating to this Agreement.

        SECTION 8.14 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; PROVIDED, HOWEVER, that if the final day of any time period or a specified date of a calendar month falls on a Saturday, Sunday or holiday, then the final day or the specified date of the month shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

        SECTION 8.15 NO THIRD PARTY BENEFICIARIES. The parties agree that this Agreement is for the benefit of the parties hereto only and is not intended to confer any legal rights or benefits on any third party, and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

        SECTION 8.16. ATTORNEYS' FEES. The prevailing party in any legal proceedings brought by or against the other party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorneys' fees, court costs and other expenses incurred by the prevailing party.

        SECTION 8.17. SURVIVAL. The provisions of Sections 2.2, 2.6, 2.7, 4.1, 6.5, 8.2, 8.3, 8.9, 8.12 and 8.13 shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in one or more counterparts the day and year first above written.

                                            THE YORK GROUP, INC.

                                            By:_________________________________
                                                   Bill W. Wilcock
                                                   President and Chief Executive
                                                   Officer

                                            Date:_______________________________

                                            [DISTRIBUTOR]

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            Date:_______________________________


EXHIBITS:
A - Territory
B - Market Share Growth Requirements;
    Sub Areas; Minimum Non-National Account Market Share
C - Ownership of Distributor
D - Management of Distributor

                                    EXHIBIT A

                                    TERRITORY

                                    [TO COME]

                                    EXHIBIT B

                                    [TO COME]

                                    EXHIBIT C

                                    OWNERSHIP

                                                                 PERCENTAGE
NAME                                   ADDRESS                   OWNERSHIP
----                                   -------                   ---------


                                                                     ___%

                                                                     ___%

                                                                     ___%

                                    EXHIBIT D

                                   MANAGEMENT

NAME                                       ADDRESS                        TITLE
----                                       -------                        -----